Fundrise Growth Tech Fund, LLC SC TO-I/A

Exhibit 99.12(b)

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	—	0.014760%	—
Fees Previously Paid	$6,835,774.90(a)		$1,008.96(a)
Total Transaction Valuation	$2,581,532.13(b)
Total Fees Due for Filing			$381.03(b)(c)
Total Fees Previously Paid			$1,008.96(c)(d)
Total Fee Offsets			—
Net Fee Due			($627.93)(d)

(a) The transaction value is calculated as the aggregate maximum value of Shares being purchased. The fee of $1,008.96 was paid in connection with the filing of the Schedule TO-I by Fundrise Growth Tech Fund, LLC (the “Fund”) (File No. 005-93831) on May 29, 2024 (the “Schedule TO”), which filing fee amount was based on the aggregate maximum purchase price for common shares of beneficial interest being offered to be purchased pursuant to the tender offer, based upon the estimated net asset value per common share as of May 28, 2024. This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b) Calculated as the aggregate maximum purchase price for common shares of beneficial interest tendered (252,596.87) based upon the net asset value per common share as of July 1, 2024 ($10.22).

(c) Calculated as $147.60 per $1,000,000 of the Transaction Valuation.

(d) Refer to the Filing Fee Table (the “Initial Fee Table”) of the Schedule TO-I by Fundrise Growth Tech Fund, LLC (File No. 005-93831) on May 29, 2024 (SEC Accession No. 0001999371-24-006784) (the “May 2024 Schedule TO-I”) for a description of the fee offsets applied in connection with the May 2024 Schedule TO-I. As outlined in the Initial Fee Table, pursuant to Rule 0-11(a)(2) under the Exchange Act, the Fund used the credit (equal to $522.78) accumulated from the filing fees paid in previous TO filings to pay a portion of an aggregate fee of $1,008.96 with the May 2024 Schedule TO-I for a maximum potential Transaction Valuation of $6,835,774.90. However, the filing fee that should have been paid for the May 2024 tender offer was equal to only $381.03 as, pursuant to the final amendment to the May 2024 Schedule TO-I, the actual transaction valuation of the May 2024 tender offer was only $2,581,532.13 given the final number of shares tendered.

Therefore, the total credit outstanding to the Fund is equal to $627.93 (calculated as the $1,008.96 previously paid for the May 2024 tender offer minus the $381.03 that should have been paid given the actual transaction valuation of the May 2024 tender offer).

Pursuant to Rule 0-11(a)(2) under the Exchange Act, the $627.93 credit of filing fees previously paid will be used to offset a portion of the filing fee in connection with the registrant’s future filings on SC TO- I.